EXHIBIT 19.1

Insider Trading Policy

1. Overview
This Insider Trading Policy (the “Policy”) sets forth Adobe’s policy with respect to transactions in the securities of Adobe Inc. (the “Company” or “Adobe”) and the handling of confidential information about Adobe and the companies with which Adobe does business. Adobe has adopted this Policy to promote compliance by all Adobe employees, consultants and other service providers with federal, state, and foreign securities laws that prohibit certain persons who are aware of material, nonpublic information (“Insider Information,” further defined below) about a company from: (i) trading in securities of that company; or (ii) providing Insider Information to other persons who may trade on the basis of that information. Employees or consultants who trade on Insider Information (or tip such Insider Information to others) can be personally liable for damages totaling up to three times the profits made or the loss avoided by the individual trading with Insider Information. Insider trading is also a crime that can result in a criminal fine (no matter how small the profit) of up to five million dollars and a jail term of up to twenty years, as well as penalties described below under the heading “Violations.”
The Securities and Exchange Commission (“SEC”) is the federal agency charged with enforcing insider trading laws in the United States. The SEC vigorously pursues insider trading violations and can detect violations using advanced technologies. The SEC’s authority to initiate insider trading investigations includes the ability to obtain Adobe’s employee and consultant records, to access individual’s bank accounts and phone records, to obtain broker’s records, etc. An SEC investigation can be triggered through a variety of actions, including by an individual’s unusual trading activity, trading volume, the timing of trades that coincide with important company changes, or simply an anonymous tip to the SEC.
Adobe has worked hard to establish a reputation as a leader for its ethical conduct and business practices, and violations or perceived violations of insider trading laws could subject the Company to reputational harm, as well as civil or criminal liability if it does not implement reasonable measures to prevent insider trading.
Certain capitalized terms used in this Policy have the meanings set forth in Section 6.

2. Policy
If you are aware of Insider Information related to Adobe, you may not directly, or indirectly through Family Members or other persons or entities:
1.Engage in transactions in Adobe Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rules and Guidelines for Rule 10b5-1 Trading Plans”;
2.Recommend the purchase or sale of any Adobe Securities;
3.Disclose Insider Information (e.g., “tipping”) to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection and authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
Insider Information means information that is both material and nonpublic (as explained in Section 6). Subject to Section 3.2, these prohibitions apply even if the transaction in question was planned or initiated before you learned of Insider Information. For purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of securities and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. Note that bona fide gifts of Adobe securities are considered transactions subject to the restrictions in this Policy.
Transactions that may seem necessary or justifiable for personal reasons (such as the need to raise money for an emergency expenditure), or small transactions, are subject to this Policy. Insider trading is transaction-specific, and the securities laws do not recognize any mitigating circumstances; in any event, the mere appearance of an improper transaction may harm Adobe’s reputation as a company that adheres to the highest standards of conduct.
2.1. Scope
This Policy applies to All Adobe Companies.
This Policy applies globally regardless of location or nationality, and applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all regular employees, Adobe-paid temporary employees, contingent workers (including agency temporary employees, independent contractors, and vendor employees), and interns of Adobe, and any Adobe group company. This Policy also applies to Family Members, other members of a person’s household and entities and persons controlled by a person covered by this Policy, as described below.
2.2. Responding to Outside Inquiries for Information
Adobe employees may not answer inquiries of stock analysts concerning Adobe securities or provide general market or industry observations to stock analysts or researchers, except in accordance with Adobe’s Investment and Financial Community Disclosure Policy. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, you should refer the inquiry to Adobe’s Investor Relations Department. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material, nonpublic information.
Violations of this regulation can subject Adobe (as well as Company personnel responsible for the violation) to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company’s procedures for releasing material information are designed to comply with this regulation. Please consult Adobe’s Code of Business Conduct, Investment and Financial Community Disclosure Policy, Public Communication Policy and Electronic Communications Policy for additional information.
2.3. Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Adobe Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Adobe Securities (collectively referred to as “Family Members”). This Policy also applies to other persons who are subject to your or a Family Member’s influence or control, such as transactions in Adobe Securities by a third-party financial advisor or investment manager engaged by you or a Family Member. You are responsible for the transactions of your Family Members and these other persons and therefore should make them aware of the need to confer with you before they trade in Adobe Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. For example, if you are talking to your spouse about your job and mention Adobe is in the process of negotiating a major acquisition, your spouse now has Insider Information and should not trade in Adobe Securities. If they do, you will both then be liable for insider trading violations. Therefore, it is your responsibility to inform your spouse of this Policy and the consequences of violation of the Policy described in Section 5.
2.4. Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including but not limited to any corporations, partnerships, limited liability companies or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
2.5. Insider Information - Other Companies
You may not trade in the securities of any other publicly traded company, including a customer, supplier or partner of the Company or an economically-linked company such as a competitor of the Company, while aware of material, nonpublic information concerning that company, the Company or any other company that could affect the share price of another publicly traded company, if you acquired that information in the course of your Adobe duties, as the authorities view that as “misappropriating” the material, nonpublic information and therefore may hold you liable for insider trading based on that action.
You may have access to material, non-public information about companies with which Adobe does business. (e.g., product enhancements, strategic alliances, etc.). Depending on your relationship to the other company, this type of information may make you an “insider” of that other company and you may be subject to the trading restrictions for that other company (which may differ from Adobe’s restrictions). Note that information that is not material to Adobe may be material to another company, such as a customer, supplier or partner of Adobe. Adobe’s Conflicts of Interest Policy also includes certain prohibitions and restrictions on investments in Adobe’s business partners. When in doubt, contact the Adobe personnel described in Section 3.
2.6. Prohibited Transactions
Because there is a heightened legal risk, the appearance of improper or inappropriate conduct, or both, in any of the following transactions, you may not engage in any of these:
(A)     Short Sales. You may not engage in short sales of Adobe Securities. Short sales of Adobe Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are addressed by the “Hedging Transactions” paragraph.)

(B)     Publicly Traded Options. You may not engage in transactions in put options, call options or other Adobe derivative securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are addressed by the “Hedging Transactions” paragraph.) Given the relatively short term of publicly traded options, transactions in options may create the appearance that you are trading based on Insider Information and may also focus your attention on short-term performance at the expense of the Company’s long-term objectives.
(C)     Hedging Transactions. You may not engage in hedging transactions of any type involving Adobe Securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, exchange funds, and collars. Such hedging transactions may permit you to continue to own Adobe Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders.
(D)     Margin Accounts and Pledged Securities. You may not hold Adobe Securities in a margin account or otherwise pledge Adobe Securities as collateral for a loan, because a margin sale or foreclosure sale may occur at a time you are aware of Insider Information or otherwise are not permitted to trade in Adobe Securities. Securities held in a margin account as collateral for a margin loan might be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan might be sold in foreclosure if you default on the loan. (Pledges of Adobe Securities arising from certain types of hedging transactions are governed by the “Hedging Transactions” paragraph.)
(E)     Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Adobe Securities at any time.

2.7. Placing Open Orders with Brokers
When placing an open order with a broker you should inform the broker that you are subject to this Policy and its Trading Window (defined in Section 3.1) procedures (and Pre-Clearance Procedures, if applicable) to assure that all open orders are cancelled prior to the closure of any Trading Window and/or if you come in possession of Insider Information. Exercise caution when placing open orders, such as limit orders or orders that are likely to remain outstanding for an extended period of time, except in accordance with an approved Rule 10b5-1 Plan (as discussed below). Open orders may result in the execution of a trade at a time when you are aware of Insider Information or otherwise are not permitted to trade in Adobe Securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy, and unfavorable publicity for you and the Company.
2.8. Post-Termination Transactions
This Policy continues to apply to transactions in Adobe Securities even after termination of your service (whether as an employee, consultant or other service provider) to the Company. If you are in possession of Insider Information when your service terminates, you may not trade in Adobe Securities until that information has become public or is no longer material. In addition, if the Trading Window is closed or you are subject to a special trading restriction under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the applicable trading restriction.

2.9. Transactions by Adobe
It is Adobe’s policy to comply with all applicable securities laws and regulations with respect to any transactions by Adobe in Adobe Securities.
3. Procedures
Adobe has established procedures in order to assist in the administration of this Policy, to facilitate compliance with the laws prohibiting insider trading, and to avoid the appearance of any impropriety. Additional information regarding these procedures is available on Adobe’s Trading Compliance Center. All persons subject to this Policy are encouraged to routinely check the Trading Compliance Center for the latest information applicable to them.
(A)     Company Assistance. If you have any concerns about whether you are in possession of Insider Information or if you are in a sensitive position within Adobe, you should contact the Trading Compliance Officer (***@adobe.com) before you trade Adobe Securities. This will help ensure that even employees and consultants unaware of a particular piece of information do not give the appearance of improperly trading Adobe Securities. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Trading Compliance Officer.
(B)     Pre-Clearance Procedures. The members of Adobe’s Board of Directors, executive officers and certain other individuals designated by the Trading Compliance Officer as being subject to Pre-Clearance Procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Adobe Securities without first obtaining pre-clearance of the transaction from the Trading Compliance Officer. Additional information regarding Pre-Clearance Procedures and the individuals to whom such procedures apply is available on Adobe’s Trading Compliance Center.
3.1. Trading Window
You may only conduct transactions involving Adobe Securities (other than as specified in Section 3.2 or Section 4) when the Company Trading Window is open. Whether or not the Trading Window is open, you are always subject to the prohibitions on trading on the basis of Insider Information and any other applicable restrictions in this Policy.
(A)     Company-Wide Trading Window. All employees, officers, directors, interns and agents of Adobe and contingent workers (including agency temporary employees, independent contractors, and vendor employees), as well as their Family Members and Controlled Entities, are prohibited from engaging in transactions involving Adobe Securities when the Company-wide Trading Window (the “Trading Window”) is closed each quarter. The Trading Window opens each quarter at the start of the first trading day that is at least 24 hours, which must include one full trading day, following the date of public disclosure of the financial results for the previous fiscal quarter. The Trading Window closes at the close of market four weeks prior to each quarter end. The period following the closure of the Trading Window is a particularly sensitive time for transactions involving Adobe Securities due to the fact that, during this period, individuals may often possess or have access to Insider Information relevant to the expected financial results for the quarter.
•For example, if in 2024, Adobe issued its earnings release for Q1 FY2024 after the stock market closed on Thursday, March 14, 2024, the Trading Window would open at the start of trading on Monday, March 18, 2024. Assuming you were not in possession of Insider Information, you can trade in Adobe Securities beginning at market open (9:30am Eastern

Time) on March 18, 2024. For purposes of this hypothetical, the Trading Window would have closed on February 2, 2024 at close of market (4pm Eastern Time) — four weeks prior to Q1 FY2024 quarter end.
(B)     Special Trading Restrictions. From time to time, an event may occur that is material to Adobe and is known by only a few directors, officers, or employees. So long as the event remains material and nonpublic, the persons designated by the Trading Compliance Officer may not trade Adobe Securities. The existence of an event-specific trading restriction should be considered Insider Information and will not be announced to the Company as a whole and should not be communicated to any other individuals. Even if the Trading Compliance Officer has not explicitly designated you as a person who is prohibited from trading due to an event-specific restriction, you may not trade while aware of Insider Information.
(C)     No “Safe Harbors.” There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when the Trading Window is open, you may be prohibited from engaging in transactions involving Adobe Securities if you possess Insider Information, are subject to a special trading restriction, or are otherwise restricted under this Policy.
3.2. Rules and Guidelines for Rule 10b5-1 Trading Plans
Members of Adobe’s Board of Directors, executive officers, and other individuals designated by the Trading Compliance Officer are eligible to establish qualified Rule 10b5-1 trading plans for transactions in Adobe Securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). Rule 10b5-1 provides an affirmative defense from liability for trades executed pursuant to a valid Rule 10b5-1 Plan. Among other requirements, a Rule 10b5-1 Plan must be entered into during an open trading window and when a person is not aware of Insider Information, and include a waiting period before the first trade under the Rule 10b5-1 Plan can occur that is at least 90 days after the date of adoption of the Rule 10b5-1 Plan (or later under certain circumstances). Participants must submit a written Rule 10b5-1 Plan to the Trading Compliance Officer for review and approval prior to adoption. Any modification or termination of a Rule 10b5-1 Plan must go through the same review process as the adoption of a new Rule 10b5-1 Plan. Additional requirements and frequently asked questions regarding Rule 10b5-1 Plans, as well as additional information on eligibility, are provided in Adobe’s Trading Compliance Center.
4. Exceptions
The quarterly Trading Window closures and event-driven trading restrictions do not apply to those transactions described below. Further, the requirement for pre-clearance, the quarterly Trading Window closures and event-driven trading restrictions do not apply to transactions conducted pursuant to an approved Rule 10b5-1 Plan (although such requirements are applicable to the establishment of the plan itself).
4.1. Transactions under Company Plans
The prohibitions described in this Policy do not apply in the case of the following transactions, except as specifically noted:
(A)     Stock Option Exercises for Cash. This Policy does not restrict the exercise for cash of an employee stock option acquired pursuant to Adobe’s plans (including assumed plans of companies acquired by Adobe). It does, however, restrict any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any sale of shares acquired upon the exercise of an option.

(B)     Restricted Stock Units and Performance Shares. This Policy does not restrict the vesting of restricted stock units (“RSUs”), performance shares, or other similar equity instruments, or the related forfeiture of shares or Adobe implemented sale of shares to satisfy tax withholding or other regulatory requirements upon the vesting of any such equity instruments. Subject to the foregoing, this Policy restricts any other market sale of the shares of Adobe common stock that are issued upon the vesting of such RSUs, performance shares, or other similar equity instruments.
(C)    Sales in a Registered Public Offering. This Policy does not apply to sales of Adobe’s Securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.

(D)     Employee Stock Purchase Plan. This Policy does not restrict purchases of stock under Adobe’s Employee Stock Purchase Plan, as amended (the “ESPP”), resulting from contributions of money to the ESPP pursuant to the election you make at the time of any enrollment in the plan, or the related forfeiture of shares or Adobe-implemented sale of shares to satisfy tax withholding or other regulatory requirements upon the purchase of Adobe Securities pursuant to the ESPP. Subject to the foregoing, this Policy applies to any other sales of Adobe Securities purchased pursuant to the ESPP. Additionally, you should not base your decision to participate in the ESPP, or your decision to change your election under the ESPP, on Insider Information.

(E)    Mutual Funds and Exchange-Traded Funds. This Policy does not apply to investments in mutual funds or exchange-traded funds (“ETFs”) that track a broad-based index (such as the S&P 500) and/or have holdings comprised of less than 10% of Adobe stock. However, investments in any other mutual fund or ETF where Adobe stock comprises 10% or more of such fund’s holdings are subject to this Policy and shares of such mutual fund or ETF are treated as if they are Adobe Securities.

(F)    Domestic Relations Order. This Policy does not apply to the acquisition or disposition of Adobe’s Securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

4.2. Transactions Not Involving a Purchase or Sale
Transactions that involve merely a change in the form in which you own securities are permitted during a period when you are aware of Insider Information or during a Company-enforced Trading Window closure. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. However, for members of Adobe’s Board of Directors and certain executives designated by the Trading Compliance Officer pre-clearance requirements apply to such transactions pursuant to Section 3(B).
The trading restrictions under this Policy also do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
5. Violations
Federal and state laws prohibit the purchase or sale of securities while aware of Insider Information, or the disclosure of Insider Information to others who then trade in Adobe Securities. The SEC, U.S. Attorneys and State authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Tipping can result in the same civil and criminal penalties as insider trading, even if the individual who “tipped”

did not trade or benefit personally from another’s trading. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
In addition, your failure to comply with this Policy may subject you to Company-imposed discipline, including termination of your services, whether or not your failure to comply results in a violation of law.
5.1. Reporting Violations
It is your responsibility to help enforce this Policy. You should be alert to possible or unintended violations and promptly report violations or suspected violations (including self-reporting) of this Policy to the Trading Compliance Officer, either by phone or by emailing ***@adobe.com. Any report of violations or suspected violations of this Policy may also be submitted anonymously by letter to the Trading Compliance Officer or the Audit Committee of the Company’s Board of Directors. You may also report any suspected violations of this Policy in the following ways:
•Contact the Chief Compliance Officer at ***@adobe.com.
•Submit a report on the Adobe Business Ethics Hotline via the online web portal or via local telephone number at https://www.adobe.com/about-adobe/integrity.html. You will have the option to remain anonymous (to the extent permitted by applicable law), and all reports will be kept in confidence to the extent appropriate or permitted by law and Adobe policies.
If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
6. Definitions
For purposes of this Policy, the following terms have the meanings indicated below:
•Adobe Securities - Common stock, options for common stock, preferred stock, convertible debentures, warrants and exchange-traded options, other derivative securities, publicly-traded debt, and any other securities of or relating to the Company.
•Controlled Entities - Any entities that you influence or control, including but not limited to any corporations, partnerships, limited liability companies, or trusts.
•Family Member - Family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Adobe Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Adobe Securities.
•Insider Information - Information that is both material and nonpublic.
◦Material Information is considered material if a reasonable investor would consider that information important in making a decision to trade or hold securities. Any information that could reasonably be expected to affect the price of Adobe Securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:
▪Unannounced quarterly or annual financial results;
•Major new unannounced products or services or releases of major products or services;
•Negotiation and/or execution of a significant contract with a potentially significant, unannounced customer or supplier or loss of a significant customer or supplier;
•Projections of future earnings or losses, or other earnings targets;
•Changes to or reaffirming previously announced earnings targets, or the decision to suspend earnings targets;
•A pending or proposed significant merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed significant joint venture;
•A significant Company restructuring;
•A change in dividend policy or the declaration of a stock split;
•Public or private sales of Adobe Securities or another company’s securities;
•Significant bank borrowings or other financing transactions out of the ordinary course;
•The establishment or modification of a repurchase program for Adobe Securities;
•A significant change in the Company’s pricing or cost structure;
•Significant changes in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Potential significant proxy disputes with stockholders;
•Impending bankruptcy or the existence of severe liquidity problems; or
•A significant cybersecurity risk or incident involving Adobe’s business.
◦Nonpublic Information has not been disclosed to the public and been broadly disseminated.
▪Information generally would be considered “broadly disseminated” if it has been disclosed in a manner making it widely available to investors, such as through newswire services, the Company’s corporate website, publication in a widely available news website or SEC filings that are available on the SEC’s website. By contrast, information would likely not be considered broadly disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

▪Information will not be considered “public” until the investing public has had sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed (and therefore not yet “public”) by the marketplace until at least 24 hours, which must include one full trading day, have passed after the information is released. For example:
•If a Company press release is issued before the stock market opens on Tuesday, the information is nonpublic and therefore trading cannot occur until the stock market opens on Wednesday.
•If a Company press release is issued after the stock market closes on Tuesday, the information is nonpublic and therefore trading cannot occur until Thursday morning when the stock market opens.
▪Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific Insider Information.
7. Responsibility and Related Documents
The groups indicated below are responsible for the following:
ALL ADOBE EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS
•You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in any Adobe Securities while in possession of Insider Information.
•You are responsible for making sure that you comply with this Policy, and that each of your Family Members, household members or Controlled Entities also comply with this Policy.
•In all cases, the responsibility for determining whether you are in possession of Insider Information rests with you, and any action on the part of the Company, the Trading Compliance Officer or any other employee or director does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
•Additionally, this Policy does not replace your individual responsibility to comply with all applicable laws.
TRADING COMPLIANCE OFFICER
•Administer and maintain the provisions of this Policy. Adobe’s Head of Corporate Legal Securities holds this position; in his or her absence, Adobe’s General Counsel or another employee designated by Adobe’s General Counsel shall serve as the Trading Compliance Officer.
The following documents are related to this Policy:
•Additional information and related documents referenced herein, including Adobe’s annual Trading Window Calendar and other related corporate policies, can be found in Adobe’s Trading Compliance Center.